Filed Pursuant to Rule 433
Registration No. 333-233354

Pricing Term Sheet

Senior Callable Fixed-to-Fixed Reset Rate Notes due 2027

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$1,100,000,000 1.554% senior callable fixed-to-fixed reset rate notes due 2027

Issue Price:	100.000%

Maturity Date:	July 9, 2027

Treasury Benchmark:	5-year U.S. Treasury, 0.875% due June 30, 2026

Treasury Benchmark Price / Yield:	100.11 / 0.804%

Spread to Treasury Benchmark:	75 basis points

Reoffer Yield:	1.554%

Coupon:

From and including July 9, 2021 to, but excluding, July 9, 2026 (the “Reset Date”), the Notes will bear interest at the fixed rate of 1.554% per annum.

From and including the Reset Date to, but excluding, the Maturity Date, the Notes will bear interest at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined in the preliminary prospectus supplement) as determined by The Bank of New York Mellon as calculation agent on the second Business Day (as defined below) immediately preceding the Reset Date, plus 0.75% (the “Reset Fixed Rate”).

The determination of the applicable U.S. Treasury Rate and the Reset Fixed Rate is subject to the provisions set forth under “Description of the Notes—Reset Fixed Rate Period” in the preliminary prospectus supplement.

Interest Payment Dates:	Semi-annually in arrears on January 9 and July 9 of each year, starting on January 9, 2022

Day Count:	30/360

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	July 6, 2021

Settlement Date:	July 9, 2021 (T+3)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on July 9, 2026, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc.

Joint Lead Manager:	BofA Securities, Inc.

Senior Co-Managers:	ING Financial Markets LLC, Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., Academy Securities, Inc., BBVA Securities Inc., BNY Mellon Capital Markets, LLC, CastleOak Securities, L.P., CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, The Governor and Company of the Bank of Ireland, Industrial and Commercial Bank of China (Asia) Limited, KKR Capital Markets LLC, Loop Capital Markets LLC, R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc., Santander Investment Securities Inc., Siebert Williams Shank & Co., LLC, TD Securities (USA) LLC, UBS Securities LLC, Wells Fargo Securities, LLC

CUSIP:	60687Y BS7

ISIN:	US60687YBS72

Common Code:	236393534

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403, J.P. Morgan Securities LLC, at 1-212-834-4533 or Citigroup Global Markets Inc., toll free at 1-800-831-9146.

Pricing Term Sheet

Senior Callable Fixed-to-Fixed Reset Rate Notes due 2032

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$650,000,000 2.260% senior callable fixed-to-fixed reset rate notes due 2032

Issue Price:	100.000%

Maturity Date:	July 9, 2032

Treasury Benchmark:	10-year U.S. Treasury, 1.625% due May 15, 2031

Treasury Benchmark Price / Yield:	102.14 / 1.360%

Spread to Treasury Benchmark:	90 basis points

Reoffer Yield:	2.260%

Coupon:

From and including July 9, 2021 to, but excluding, July 9, 2031 (the “Reset Date”), the Notes will bear interest at the fixed rate of 2.260% per annum.

From and including the Reset Date to, but excluding, the Maturity Date, the Notes will bear interest at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined in the preliminary prospectus supplement) as determined by The Bank of New York Mellon as calculation agent on the second Business Day (as defined below) immediately preceding the Reset Date, plus 0.90% (the “Reset Fixed Rate”).

The determination of the applicable U.S. Treasury Rate and the Reset Fixed Rate is subject to the provisions set forth under “Description of the Notes—Reset Fixed Rate Period” in the preliminary prospectus supplement.

Interest Payment Dates:	Semi-annually in arrears on January 9 and July 9 of each year, starting on January 9, 2022

Day Count:	30/360

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	July 6, 2021

Settlement Date:	July 9, 2021 (T+3)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on July 9, 2031, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc.

Joint Lead Manager:	BofA Securities, Inc.

Senior Co-Managers:	ING Financial Markets LLC, Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., Academy Securities, Inc., BBVA Securities Inc., BNY Mellon Capital Markets, LLC, CastleOak Securities, L.P., CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, The Governor and Company of the Bank of Ireland, Industrial and Commercial Bank of China (Asia) Limited, KKR Capital Markets LLC, Loop Capital Markets LLC, R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc., Santander Investment Securities Inc., Siebert Williams Shank & Co., LLC, TD Securities (USA) LLC, UBS Securities LLC, Wells Fargo Securities, LLC

CUSIP:	60687Y BT5

ISIN:	US60687YBT55

Common Code:	236393941

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403, J.P. Morgan Securities LLC, at 1-212-834-4533 or Citigroup Global Markets Inc., toll free at 1-800-831-9146.